As filed with the Securities and Exchange Commission on August 4, 2016

 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Autobytel Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-0711569
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18872 MacArthur Blvd., Suite 200 Irvine, California	92612-1400
(Address of Principal Executive Offices)	(Zip Code)

Autobytel Inc. Amended and Restated 2014 Equity Incentive Plan
(Full title of the plan)

Glenn E. Fuller, Esq.
Executive Vice President, Chief Legal and
Administrative Officer and Secretary
18872 MacArthur Blvd., Suite 200
Irvine, California 92612-1400
(Name and address of agent for service)

(949) 225-4500
(Telephone number, including area code, of agent for service)

With a copy to:

Keith Paul Bishop, Esq.
Allen Matkins Leck Gamble Mallory & Natsis LLP
1900 Main Street, 5th Floor
Irvine, CA  92614-7321
Telephone:  (949) 851-5428

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 and associated preferred share purchase right(3)	2,000,000	$14.96	$29,920,000	$3,012.94

(1)
This Registration Statement covers, in addition to the number of shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Registrant’s Amended and Restated 2014 Equity Incentive Plan (“Plan”). The maximum number of shares that may be sold under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement includes, in addition to the number of shares stated above, an indeterminate number of shares that may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.  The preferred share purchase rights, which are attached to the shares of Common Stock registered hereunder, will be issued for no additional consideration.  Accordingly, no additional registration fee is required.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act.  The fee is calculated on the basis of the average of the high and low sale prices per share of Common Stock as quoted on the NASDAQ Capital Market on August 1, 2016 (within 5 business days prior to filing this Registration Statement).

(3)
Each share of Registrant’s Common Stock being registered hereunder, if issued prior to the termination by the Registrant of its Tax Benefit Preservation Plan dated May 26, 2010 with Computershare Trust Company, N.A., as amended by Amendment No. 1 dated as of April 14, 2014, includes rights to acquire Series A Junior Participating Preferred Stock.  Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the Registrant’s Common Stock and have no value except as reflected in the market price of the shares to which they are attached.

EXPLANATORY NOTE

Autobytel Inc., a Delaware corporation (“Registrant”), is filing this Registration Statement on Form S-8 to register 2,000,000 additional shares of Common Stock authorized for issuance under its Amended and Restated 2014 Equity Incentive Plan (“Plan”).  On April 29, 2016, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to, among other things, increase the number of shares available for issuance under the Plan by 2,000,000 shares of Common Stock.  The Registrant’s stockholders approved this proposal on June 20, 2016.

In accordance with General Instruction E of Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of the prior registration statement on Form S-8 relating to the Plan, filed with the Commission on July 9, 2014 (Commission File No. 333-197325).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act, as amended (“Securities Act”).  These documents are not required to be and are not filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and in accordance therewith, files reports, proxy statements and other information with the Commission.

 The following documents, which are on file with the Commission, are incorporated herein by reference:

(a)       The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 10, 2016 (Commission File No.: 001-34761).

(b)       All other reports of the Registrant filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.

(c)       The description of the Registrant’s Common Stock and associated preferred share purchase rights which is contained in the Registrant’s Registration Statements on Form 8-A filed under the Exchange Act on March 13, 1997; March 5, 1999; and June 2, 2010.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Unless expressly incorporated by reference into this Registration Statement, a report (or portion thereof) furnished, but not filed, on Form 8-K under the Exchange Act is not incorporated by reference into this Registration Statement.

Item 8.             Exhibits.

                 The ‘Exhibit Index’ immediately preceding the exhibits is incorporated herein by reference.

Item 9.             Undertakings.

The undersigned Registrant hereby undertakes:

A.       (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A) (1) (i) and (A) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 4, 2016.

AUTOBYTEL INC.

/s/ Jeffrey H. Coats
Jeffrey H. Coats
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey H. Coats, Kimberly S. Boren and Glenn E. Fuller, with full power to act without the other, and each of them, as such person's true and lawful attorney or attorneys-in-fact and agent or agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael J. Fuchs	Chairman of the Board and Director	August 4, 2016
MICHAEL J. FUCHS
/s/ Jeffrey H. Coats	Chief Executive Officer, President and Director	August 4, 2016
JEFFREY H. COATS	(Principal Executive Officer)
/s/ Kimberly S. Boren	Senior Vice President and Chief Financial Officer	August 4, 2016
KIMBERLY S. BOREN	(Principal Financial Officer)
/s/ Wesley Ozima	Vice President and Controller	August 4, 2016
WESLEY OZIMA	(Principal Accounting Officer)
/s/ Michael A. Carpenter	Director	August 4, 2016
MICHAEL A. CARPENTER
/s/ Mark N. Kaplan	Director	August 4, 2016
MARK N. KAPLAN
/s/ Robert J. Mylod, Jr.	Director	August 4, 2016
ROBERT J. MYLOD, JR.
/s/ Jeffrey M. Stibel	Director	August 4, 2016
JEFFREY M. STIBEL
/s/ Janet M. Thompson	Director	August 4, 2016
JANET M. THOMPSON
/s/ José Vargas	Director and Chief Revenue Officer	August 4, 2016
JOSÉ VARGAS
/s/ Matías de Tezanos	Director and Chief Strategy Officer	August 4, 2016
MATÍAS DE TEZANOS

EXHIBIT INDEX

Exhibit No.	Description
4.1
Fifth Amended and Restated Certificate of Incorporation of Autobytel Inc. (formerly Autobytel.com Inc.) certified by the Secretary of State of Delaware (filed December 14, 1998), as amended by Certificate of Amendment dated March 1, 1999, Second Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of Autobytel Inc. dated July 22, 1999, Third Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of Autobytel Inc. dated August 14, 2001, and Amended Certificate of Designation of Series A Junior Participating Preferred Stock dated April 24, 2009, which are incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 filed with the Securities and Exchange Commission (“SEC”) on April 24, 2009 (SEC File No. 000-22239); Fourth Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation of Autobytel Inc. dated July 10, 2012, which is incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 12, 2012 (SEC File No. 001-34761); and Fifth Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation of Autobytel Inc. dated July 3, 2013, which is incorporated herein by reference to Exhibit 3.3 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed with the SEC on August 1, 2013 (SEC File No. 001-34761); and Certificate of Designations of Series B Junior Participating Convertible Preferred Stock of Autobytel Inc. dated October 1, 2015, which is incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on October 6, 2015 (SEC File No. 001-34761)

4.2
Fifth Amended and Restated Bylaws of Autobytel Inc. dated October 1, 2015, which is incorporated herein by reference to
Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on October 6, 2015 (SEC File No. 001-34761)

4.3
Form of Common Stock Certificate of Autobytel Inc., which is incorporated herein by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 filed with the SEC on November 14, 2001 (SEC File No. 000-22239)

4.4
Tax Benefit Preservation Plan dated as of May 26, 2010 between Autobytel and Computershare Trust Company, N.A., as rights agent, together with the following exhibits thereto: Exhibit A – Form of Right Certificate; and Exhibit B – Summary of Rights to Purchase Shares of Preferred Stock of Autobytel Inc., which is incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on June 2, 2010 (SEC File No. 000-22239), as amended by Amendment No. 1 to Tax Benefit Preservation Plan dated as of April 14, 2014, between Autobytel Inc. and Computershare Trust Company, N.A., as rights agent, which is incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on April 16, 2014 (SEC File No. 001-34761)

4.5
Certificate of Adjustment Under Section 11(m) of the Tax Benefit Preservation Plan dated July 12, 2012, which is incorporated by reference to Exhibit 4.3 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 filed with the SEC on November 8, 2012 (SEC File No. 001-34761)

4.6
Autobytel Inc. Amended and Restated 2014 Equity Incentive Plan, which is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 23, 2016 (SEC File No. 001-34761)

4.7
Form of Non-Employee Director Stock Option Award Agreement (Non-Qualified Stock Option) under the Autobytel Inc. Amended and Restated 2014 Equity Incentive Plan, which is incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 filed with the SEC on August 4, 2016 (SEC File No. 001-34761)

4.8
Form of Employee Stock Option Award Agreement (Non-Qualified Stock Option) (Executive) under the Autobytel Inc. Amended and Restated 2014 Equity Incentive Plan, which is incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 filed with the SEC on August 4, 2016 (SEC File No. 001-34761)

4.9
Form of Employee Stock Option Award Agreement (Non-Qualified Stock Option) (Non-Executive) under the Autobytel Inc. Amended and Restated 2014 Equity Incentive Plan, which is incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 filed with the SEC on August 4, 2016 (SEC File No. 001-34761)

5.1	Opinion of Allen Matkins Leck Gamble Mallory & Natsis LLP *
23.1	Consent of Moss Adams LLP *
23.2	Consent of Allen Matkins Leck Gamble Mallory & Natsis LLP (included in Exhibit 5.1) *
24.1	Power of Attorney (included on the Signature Page) *

* Filed herewith.